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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              IDENTIX INCORPORATED
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             (Exact name of registrant as specified in its charter)

        Delaware                                                94-2842496
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     (State of incorporation or organization)                 (I.R.S. Employer
                                                             Identification No.)

        100 Cooper Court, Los Gatos, California                   95032
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        (Address of principal executive offices)                (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form
relates:       N/A
          ---------------
          (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                   Name of each exchange on which
to be so registered                   each class is to be registered

         None                                N/A
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Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
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                                (Title of class)


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                                (Title of class)


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               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The authorized capital stock of Identix Incorporated consists of 100,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share.

        As of October 22, 2001, there were approximately 36,856,135 shares of Identix common stock outstanding held by approximately 1,141 stockholders of record. The common stock has been accepted for listing on the Nasdaq National Market under the symbol IDNX. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. Subject to any preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of assets legally available for the payment of dividends. In the event of any dissolution, liquidation or winding up of Identix, the holders of the common stock are entitled to receive all remaining assets of the corporation after payment of liabilities, subject to any preferential amounts distributed to the preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

        Identix has 2,000,000 shares of preferred stock authorized, 234,558 of which are designated as Series A preferred stock. The board of directors has the authority to provide for the issuance of the preferred stock in one or more series, and by filing a certificate pursuant to Delaware corporate law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power or other rights of the holders of the common stock, and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Identix.

        As of October 22, 2001, there were 234,558 shares of Series A preferred stock outstanding. The Series A preferred stock is convertible into shares of common stock on a one-to-one basis, subject to adjustment for anti-dilution. Holders of the Series A preferred stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. The holders of Series A preferred stock are entitled to a liquidation preference. The Series A preferred stock is redeemable upon a change in control or sale of all or substantially all of the assets of Identix at a redemption price equal to all accrued or declared but unpaid dividends of the Series A preferred stock, plus the greater (as adjusted for any stock dividends, combination, or splits with respect to such shares) of (x) the then current market price of each such share (i.e., the average closing price of the common stock during the ten trading days immediately prior to the change in control) or (y) $15.99 per share.

ITEM 2. EXHIBITS.

     1. Certificate of Incorporation (incorporated by reference to Identix' December 16, 1998 Form 8-K).

     2.   Bylaws (incorporated by reference to Identix' December 16, 1998 Form
          8-K).
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     3.   Registration Rights Agreement between Identix and Capital Ventures
          International, dated June 30, 1999 (incorporated by reference to Identix' registration statement on Form S-3 (no. 333-82239), filed July 2, 1999).

     4. Form of Series I Warrant (incorporated by reference to Identix' registration statement on Form S-3 (no. 333-82239), filed July 2,
          1999).

     5. Securities Purchase Agreement between Identix and Motorola, Inc., dated July 2000 (incorporated by reference to Identix' September 26, 2000 Form 10-K).

     6. Certificate of Designation of Series A Preferred Stock (incorporated by reference to Identix' September 26, 2000 Form 10-K).

     7. Information and Registration Rights Agreement between Identix and Motorola, Inc., dated July 7, 2000 (incorporated by reference to Identix' September 26, 2000 Form 10-K).

     8. Warrant to Purchase 187,647 Shares of Identix Common Stock (incorporated by reference to Identix' September 26, 2000 Form 10-K).

     9. Common Stock Purchase Agreement between Identix and Verisign Capital Management, Inc., dated December 22, 2000 (incorporated by reference to Identix' February 14, 2001 Form 10-Q).

     10. Share Purchase Agreement between Identix and State of Wisconsin Investment Board, dated June 11, 2001 (incorporated by reference to Identix' registration statement on Form S-3 (no. 333-63306), filed June 19, 2001.



                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       Identix Incorporated



Date:  October 24, 2001                By: /s/ Robert McCashin
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                                                    Robert McCashin
                                              Chairman of the Board and
                                               Chief Executive Officer